UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Donald J. Carty
   Mail Drop 5624
4333 Amon Carter Blvd.
   TX, Fort Worth 76155
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified Stock Optio|$0.535  |1/3/ |G   |105000     |D  |1    |8/19/|Common Stock|105000 |N/A    |            |D  |            |
ns                      |        |2000 |    |           |   |     |04   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$0.535  |1/3/ |G   |105000     |D  |1    |8/19/|Common Stock|105000 |N/A    |174000      |D  |            |
ns                      |        |2000 |    |           |   |     |04   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$0.535  |1/3/ |G   |105000     |A  |1    |8/19/|Common Stock|105000 |N/A    |105000      |I  |Family L.P. |
ns                      |        |2000 |    |           |   |     |04   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$0.535  |1/3/ |G   |105000     |A  |1    |8/19/|Common Stock|105000 |N/A    |105000      |I  |Family Trust|
ns                      |        |2000 |    |           |   |     |04   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$1.161  |     |    |           |   |2    |8/24/|Common Stock|       |       |384000      |D  |            |
ns                      |        |     |    |           |   |     |05   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$2.072  |     |    |           |   |3    |8/29/|Common Stock|       |       |384000      |D  |            |
ns                      |        |     |    |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$9.26   |     |    |           |   |4    |7/18/|Common Stock|       |       |192000      |D  |            |
ns                      |        |     |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |     |    |           |   |5    |7/17/|Common Stock|       |       |22492       |D  |            |
ns                      |        |     |    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$43.91  |7/16/|A   |16284      |A  |6    |7/16/|Common Stock|16284  |N/A    |16284       |D  |            |
ns                      |        | 1999|    |           |   |     |09   |            |       |       |            |   |            |
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
Explanation of Responses:
1. Currently exercisable.
2. Exercisable in accordance with the following schedule: 76,800 shares on 8/24 of each year from 1996 through 2000.
3. Exercisable in accordance with the following schedule: 76,800 shares on 8/29 of each year from 1997 through 2001.
4. Exercisable in accordance with the following schedule: 38,400 shares on 7/18 of each year from 1998 through 2002.
5. Exercisable in accordance with the following schedule: 4,498 shares on 7/17 of each year from 1999 through 2002 and 4,500 shares on 7/17/03.
6. Exercisable according to the following schedule: 3,256 shares on 7/16/00 and 3,257 shares on 7/16 of each year from 2001 through 2004.